Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of, between Rosetta Stone Ltd., a Virginia corporation (together with its successors and assigns, the “Company”), and A. John Hass III (“Executive”).
Recitals
The Company and Executive desire to enter into an agreement pursuant to which the Company will employ Executive as its Interim President and Chief Executive Officer subject to the terms and conditions of this Agreement.
Agreement
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.	Employment.
The Company hereby engages Executive to serve as the Interim President and Chief Executive Officer of the Company and its Affiliates, and Executive agrees to serve the Company and its Affiliates, during the Service Term (as defined in Section 4 below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2.	Duties.
During the Service Term, Executive, as Interim President and Chief Executive Officer of the Company, shall have all the duties and responsibilities customarily rendered by the President and Chief Executive Officer of companies of similar size and nature and such other duties and responsibilities as may be delegated from time to time by the Board of Directors (“Board of Directors”) in their sole discretion. Executive will report to the Board of Directors.
Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. With the prior consent of the Board of Directors, Executive will be permitted to serve on the boards of other companies so long as such service does not unreasonably interfere with his duties to the Company.

3.	Salary, Equity and Benefits.
The Board shall make all decisions related to Executive’s base salary and equity grants, if any.
(a)Base Salary. During the Service Term, the Company will pay Executive a base salary (the “Monthly Base Salary”) as the Board may designate from time to time. The initial Monthly Base Salary shall be at the rate of thirty thousand dollars ($30,000) per month paid in accordance with the Company’s customary payroll practices (minus all applicable withholdings and deductions). Executive’s Monthly Base Salary for any partial month will be prorated based upon the number of days elapsed in such month.
(b)Equity. The Executive will receive an initial equity grant consisting of one hundred forty four thousand (444,000) non-qualified stock options (“NQSO”) and forty five thousand six hundred (45,600) restricted stock awards (“RSA”), subject to the terms of the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, as amended, and the applicable form of award agreements. Thirty seven thousand (37,000) NQSOs and three thousand eight hundred (3,800) RSAs to vest the first business day of each month from May 1, 2015 to April 1, 2016, so long as Executive is the Interim President and Chief Executive Officer for the Company on such vesting dates.
(c)Benefits.
(i)The Company to provide temporary and furnished corporate housing in the Arlington, VA area while Executive is Interim President and Chief Executive Officer for the Company.
(ii)The Company to provide one per week round-trip coach airfare from the Arlington, VA to Chicago, IL while Executive is Interim President and Chief Executive Officer of the Company.
(iii)Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available to the Company’s senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility, participation, and other provisions of the various plans and programs and laws and regulations in effect from time to time.
(iv)The Company shall reimburse Executive for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Service Term in the performance of his services hereunder in accordance with the policies of the Company as they are from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, which the Company may from time to time reasonably require. The Company shall reimburse Executive the amount of such an expense in accordance with the Company’s expense reimbursement policy as in effect from time to time, subject to Section 15.
(v)Executive shall be provided paid time off including vacation, sick days, holidays and shall be entitled to medical, disability, family and other leave in accordance with Company policies as in effect from time to time for senior executives.
(vi)Notwithstanding anything to the contrary contained above, the Company shall be entitled to terminate or reduce any employee benefit enjoyed by Executive pursuant to the provisions of this Section 3(d), but only if such reduction is part of an across-the-board reduction applicable to all executives of the Company who are entitled to such benefit and is permissible under the Code and the Employee Retirement Income Security Act of 1974, as amended.

4.	Employment Term.
Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s resignation or termination in accordance with the provisions of Section 5 below, Executive’s term of employment (“Service Term”) under this Agreement shall commence on the date hereof and shall continue for a period of one (1) month, and at the end of each day it shall renew and extend automatically for an additional day so that the remaining Service Term is always one month; provided, however, that either party may terminate this Agreement pursuant to Section 5 below for any reason.

5.	Termination.
Executive’s employment with the Company shall cease upon the first of the following events to occur:
(a)Immediately upon Executive’s death.
(b)Upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary retirement at age 65 or older.
(c)Upon thirty (30) days’ prior written notice by the Company to Executive of the Executive’s termination due to Disability. “Disability” means (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Chief Executive Officer and, in this respect, Executive shall submit to an examination by such physician upon request by the Chief Executive Officer. Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act and any other applicable laws.
(d)Immediately (after taking into consideration any cure period, if applicable) upon delivery to Executive of a written notice from the Chief Executive Officer that Executive has been terminated with or without Cause. “Cause” shall mean termination for any of the following:
(i)Executive (a) commits a felony or a crime involving moral turpitude or commits any other act or omission involving fraud, embezzlement or any other act of dishonesty in the course of his employment by the Company which conduct damages the Company or an Affiliate; (b) substantially and repeatedly fails to perform duties of the office held by Executive as reasonably directed by the Board and/or the Chief Executive Officer, (c) commits gross negligence or willful misconduct with respect to the Company or an Affiliate; (d) commits a material breach of this Agreement that is not cured within ten (10) days after receipt of written notice thereof from the Board and/or Chief Executive Officer; (e) fails, within ten (10) days after receipt by Executive of written notice thereof from the Board and/or Chief Executive Officer, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board and/or Chief Executive Officer reasonably believes does or may materially or adversely affect the Company’s or an Affiliate’s business or operations, (f) commits misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or an Affiliate, (g) harasses or discriminates against the Company’s or an Affiliate’s employees, customers or vendors in violation of the

Company’s policies with respect to such matters, (h) misappropriates funds or assets of the Company or an Affiliate for personal use or willfully violates the Company policies or standards of business conduct as determined in good faith by the Board and/or Chief Executive Officer, (i) fails, due to some action or inaction on the part of Executive, to have immigration status that permits Executive to maintain full-time employment with the Company in the United States in compliance with all applicable immigration law, or (j) discloses trade secrets of the Company or an Affiliate.
(e)Upon Executive’s voluntary resignation by the delivery to the Chief Executive Officer of a written notice from Executive that Executive has resigned with or without Good Reason. “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence of any of the following events without Executive’s consent: (i) a material diminution in Executive’s Monthly Base Salary, duties, authority or responsibilities from the Monthly Base Salary, duties, authority or responsibilities as in effect at the commencement of the Service Term, (ii) a material breach of the Agreement by the Company, or (iii) a relocation of Executive’s primary place of employment to a geographic area more than fifty (50) miles from the Company’s office in Arlington, Virginia; provided, that the foregoing events shall not be deemed to constitute Good Reason unless Executive has notified the Company in writing of the occurrence of such event(s) within sixty (60) days of such occurrence and the Company has failed to have cure such event(s) within thirty (30) business days of its receipt of such written notice and termination occurs within one hundred (100) days of the event.

6.	Rights on Termination.
(a)If during the Service Term Executive’s employment is terminated under Section 5 above (x) by the Company without Cause or (y) by Executive with Good Reason, then the Company shall pay to Executive, the Accrued Obligation within sixty (60) days after the Termination Date.
(b)Following such payments, the Company shall have no further obligations to Executive, other than as may be required by law or the terms of an employee benefit plan of the Company.

7.	Representations of Executive.
Executive hereby represents and warrants to the Company that the statements contained in this Section 7 are true and accurate as of the date of this Agreement.
(a)Legal Proceedings. Executive has not been (i) the subject of any criminal proceeding (other than a minor traffic violation or other minor offense) which has resulted in a conviction against Executive, nor is Executive the subject of any pending criminal proceeding (other than a minor traffic violation or other minor offense), (ii) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (iii) the defendant in any civil complaint alleging damages in excess of $50,000, or (iv) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.
(b)Securities Law. Executive has not been found in a civil action by the Securities and Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.
(c)Work History; Immigration Status. Executive’s resume, previously provided by Executive to the Company, is complete and correct in all material respects, and accurately reflects Executive’s prior work history. Executive has the full legal right to be employed on a full-time basis by the Company in the United States under all applicable immigration laws on the basis of the Company’s continued willingness to employ his on a full-time basis, and has provided the Company with evidence of legal immigration status and will do so at any time upon request. The Company will, if applicable, continue to cooperate with Executive in maintaining Executive’s work visa status and/or any mutually agreeable adjustment of status.
(d)Employment Restrictions. Executive is not currently a party to any non- competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts Executive’s ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

8.	Confidential Information; Proprietary Information, etc.
(a)Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates. Therefore, Executive agrees that, other than in the course of performance of his duties as an employee of the Company, he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or records pertaining to the Company, its Affiliates and their respective business for any reason whatsoever without the Chief Executive Officer’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the Severance Payments, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all records pertaining to the Company, its Affiliates and their respective business which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 8(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 8(a) and the other restrictions contained in this Agreement.
(b)Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Chief Executive Officer and perform all actions reasonably requested by the Chief Executive Officer (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 8(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or Affiliates or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (i) relate to the business of the Company or its Affiliates or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Executive performs for the Company or its Affiliates.
(c)Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 8(a) and 8(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by the Chief Executive Officer in writing.
(d)Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.
(e)Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. Executive will cooperate fully with the Company and the Company’s representatives in any attempt by the Company, at its sole cost and expense, to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

9.	Noncompetition and Nonsolicitation.
(a)Noncompetition and Nonsolicitation.
During Executive’s employment, and for a period of twelve (12) months following the termination of Executive’s employment, Executive will not, within any geographic area served or supervised by Executive during the twelve (12)-month period immediately preceding the Termination Date:
(1) render or offer any Competing Service or Product to any client or customer for whom Executive provided a Competing Service/Product on behalf of Company;
(2) render or offer any Competing Service or Product to any Prospective Customer of Company; or,
(3) participate in the recruitment or hiring of any Company employee to provide any Competing Service or Product.

“Competing Service or Product” means producing or selling software or services used for learning foreign languages, including English as a foreign language, and any other business carried on by the Company during Executive’s employment. A “Prospective Customer” means any Person that the Executive, or other employee working under the Executive, has entertained discussions with to become a client or customer of Company at any time during the twelve (12)-month period immediately preceding the Termination Date and who has not explicitly rejected a business relationship with the Company. For purposes of this Section 9(a), “Company” includes Company and any Affiliate to which Executive provided services during his employment.
(b)Acknowledgment. Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. Executive further acknowledges that as the General Counsel and Secretary of the Company, Executive has and will have direct or indirect responsibility, oversight or duties with respect to the businesses of the Company and its Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 9 is reasonable in all respects and necessary to protect the goodwill and Proprietary Information of the Company and that without such protection the Company’s customer and client relations and competitive advantage would be materially adversely affected. It is specifically recognized by Executive that his services to the Company and its Affiliates are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 9, that Executive is responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 9. Executive further acknowledges that the restrictions contained in this Section 9 do not impose an undue hardship on his and, since he has general business skills that may be used in industries other than that in which the Company and its Affiliates conduct their business, do not deprive Executive of his livelihood. Executive further acknowledges that the provisions of this Section 9 are separate and independent of the other sections of this Agreement.
(c)Enforcement, etc. If, at the time of enforcement of Section 8 or 9 of this Agreement, a court concludes that the restrictions stated herein are unenforceable or unreasonable under circumstances then existing, the parties hereto agree that the unenforceable or unreasonable restriction should be severed from the Agreement and shall not affect the validity of enforceability of the other restrictions in Section 8 or 9. Without limiting the generality of the preceding sentence, the restrictions in Section 9 shall only be applicable to the extent permitted (if at all) by the laws, bar rules, rules of professional conduct any other similar rules governing Executive’s profession and conduct as an attorney. Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 12(f), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(d)Submission to Jurisdiction. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
GENERAL PROVISIONS

10.	Definitions.
“Accrued Obligation” means the sum of Executive’s Monthly Base Salary through the Termination Date for periods through but not following his Separation From Service to the extent not theretofore paid.
“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. A Subsidiary of the Company shall be an Affiliate of the Company.
“Board” means the Board of Directors of the Company or any committee of the Board, such as the Compensation Committee, to which the Board has delegated applicable authority.
“Code” means the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, governmental authority or other entity of any kind.
“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Executive has obtained from a Person other than an employee of the Company or an Affiliate, which was disclosed to her without a breach of a duty of confidentiality.
“Section 409A” means Section 409A of the Code.
“Separation From Service” shall have the meaning ascribed to such term in Section 409A.
“Specified Employee” means a person who is a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Board.
“Subsidiary” means any company of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.
“Termination Date” means the effective date of the termination of Executive’s employment.

11.	Notices.
Any notice provided for in this Agreement must be in writing and must be mailed, personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:
If to the Company:
Rosetta Stone Ltd.
1919 North Lynn Street
7th Floor
Arlington, VA 22209
Attention: Chief Executive Officer

With a copy to:
Rosetta Stone Ltd.
1919 North Lynn Street
7th Floor
Arlington, VA 22209
Attention: SVP, HR
If to Executive:
The last address on file with the Company.

Or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when delivered or, if mailed, five (5) business days after deposit in the U.S. mail.

12.	Miscellaneous.
(a)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(b)Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(c)Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that its own telecopied signature will bind it and that it accepts the telecopied signature of each other party to this Agreement.
(d)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party, except for assignments by operation of law and assignments by the Company to any successor of the Company by merger, consolidation, combination or sale of assets. Any purported assignment in violation of these provisions shall be void ab initio.
(e)Choice of Law; Jurisdiction. All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. The parties hereby: (i) submit to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.
(f)Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.
(h)Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.
(i)Termination. This Agreement (except for the provisions of Sections 1, 2, 3, and 4) shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.
(j)No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.
(k)Insurance. The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance with respect to Executive in any amount or amounts considered available provided, however, that such procurement of insurance does not restrict the amount of insurance that Executive may obtain for his own personal use. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.
(l)Taxes; Withholding of Taxes on Behalf of Executive. Executive shall be solely responsible for any and all taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding. Without limiting the scope of the preceding sentence, the Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(m)Waiver of Jury Trial. Both parties to this agreement agree that any action, demand, claim or counterclaim relating to the terms and provisions of this agreement, or to its breach, may be commenced in the commonwealth of virginia in a court of competent jurisdiction. Both parties to this agreement further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce that right to a trial before a civil jury.

13.	Certain Additional Payments by the Company; Code Section 280G.
(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) payments which do not constitute nonqualified deferred compensation subject to Section 409A; (B) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and (C) employee benefits shall be reduced last (but only to the extent such benefits may be reduced under applicable law, including, but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended) and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced. Any reduction shall be made in accordance with Section 409A.
(b)The determinations and calculations required hereunder shall be made by nationally recognized accounting firm that is (i) not be serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any Affiliate of such person, and (ii) agreed upon by the Company and Executive (the “Accounting Firm”). The Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.
(c)The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Eligible Employee within fifteen (15) business days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

14.	Indemnification.
During and following the employment period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and the Company’s By-Laws, as in effect from time to time. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid directly by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

15.	Section 409A.
Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, the parties acknowledge that this Agreement is intended to comply with, or be exempt from, the requirements of Section 409A.

For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A, where required for compliance with Section 409A.

With regard to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the service provider’s taxable year following the taxable year in which the expense was incurred.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days after termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature pages follow]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.
ROSETTA STONE LTD.

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Sonia G. Cudd, General Counsel and Secretary
EXECUTIVE

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A. John Hass III